EXHIBIT 16.1
                                                                    ------------


January 7, 2004



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Spire Corporation and, under the date of March 20, 2003, we reported on the consolidated financial statements of Spire Corporation as of and for the years ended December 31, 2002 and 2001. On December 31, 2003, our appointment as principal accountants was terminated. We have read Spire Corporation's statements included under Item 4 of its Form 8-K filed on January 7, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the statements of the Company on the following matters:

      1. The Company's statement concerning the arrangement of a new principal independent accountant.

      2. The Company's comments in paragraph 5 under Item 4 with respect to actions being taken by the Company in response to the reportable events discussed in paragraph 4 of Item 4.



Very truly yours,

/s/ KPMG LLP